Exhibit 5.1

March 10, 2025

Coeur Mining, Inc.
200 South Wacker Drive, Suite 2100
Chicago, IL 60606

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Coeur Mining, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 3,488,137 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) underlying certain stock options assumed by the Company under the SilverCrest Stock Option Plan, effective August 24, 2015, as amended, and the SilverCrest Stock Option Plan, effective June 15, 2022, as amended (together the “Plans”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plans and against payment therefor, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 | Los Angeles, CA 90067-3026 | T: 310.552.8500 | F: 310.551.8741 | gibsondunn.com